UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

HERBALIFE LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
PO Box 309 GT, Ugland House South Church Street, Grand Cayman Cayman Islands
(Address of principal executive offices)

Registrant’s telephone number, including area code: c/o (310) 410-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Herbalife Ltd. (the “Company”) entered into an employment agreement (the “Agreement”) with Henry Burdick regarding the terms of his employment as Vice Chairman of the Company, effective as of January 1, 2005 but subject to certain conditions subsequent, and enforceable against the Company as of May 11, 2005.

Pursuant to the terms of the Agreement, the Company will pay Mr. Burdick an annual base salary of $1,100,000 as well as an annual discretionary bonus of up to $312,500. Mr. Burdick will also receive options to purchase 60,000 of the Company’s common shares at an exercise price $14.85,  all of which will vest on May 2, 2006.  If Mr. Burdick’s employment is terminated without Cause or he resigns for Good Reason, each as defined in the Agreement, prior to December 31, 2005, the Company shall pay Mr. Burdick the remainder of his salary and bonus, as described above, as if Mr. Burdick had remained the Vice Chairman of the Company through December 31, 2005. During the term of the Agreement, Mr. Burdick is prohibited from serving as a director of any for-profit entity without the Company’s prior written consent. The Agreement also provides for certain confidentiality and non-solicitation restrictions. The foregoing summary is subject to the complete text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, and is qualified in its entirety by reference thereto.

Mr. Burdick also serves as a member of the Company’s Board of Directors.

Item 9.01.   Financial Statements and Exhibits.

(c)          Exhibits

Exhibit	Description
99.1	Employment Contract effective as of January 1, 2005 between Herbalife Ltd. and Henry Burdick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 13, 2005

HERBALIFE LTD.
By:	/s/ BRETT R. CHAPMAN
Brett R. Chapman
General Counsel